Exhibit 99.5

AMENDMENT OF EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 26, 2008 between QuadraMed Corporation, a Delaware corporation with offices at 12110 Sunset Hill Road, Suite 600, Reston, Virginia 20190 (“Company”), and Steven V. Russell, an individual currently residing at [ADDRESS] (“Employee”).

WITNESSETH THAT:

WHEREAS, Employee and the Company have heretofore entered into an Employment Agreement, dated as of November 21, 2005 (the “Employment Agreement”); and

WHEREAS, Employee and the Company desire to revise the Employment Agreement to specify certain involuntary termination protections as approved by the Compensation Committee, update the document based on changes in tax law, and to modify related provisions;

NOW, THEREFORE, IN WITNESS THEREOF, Employee and the Company hereby agree that from and after the date of execution of this Amendment that the Employment Agreement shall be and is hereby amended as follows:

1. Part One of the Employment Agreement is hereby amended by deleting the existing definition of “Involuntary Termination,” and inserting the following in lieu thereof:

“Involuntary Termination” means the termination of the Employee’s employment with the Company:

(i) involuntarily due to (1) the independent exercise of the Company’s unilateral authority to terminate the Employee’s services (other than due to the Employee’s implicit or explicit request), where the Employee was willing and able to continue performing such services, or (2) the Company’s failure to renew this Agreement pursuant to Section 5, provided that the Employee was willing and able to execute a new contract providing terms and conditions substantially similar to those in the expiring contract and to continue providing such services; or

(ii) voluntarily provided that (1) such termination occurs within two years of the initial existence of one or more of the following events without Employee’s written concurrence: (a) a change in Employee’s position with the Company or any successor which materially reduces Employee’s level of responsibility, (b) a material reduction in Employee’s base compensation (including base salary, fringe benefits and any non discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria) or (c) a relocation of Employee’s principal place of employment by more than forty-five (45) miles from Reston, Virginia, and (2) the Employee provides notice to the Company of the existence of the condition described in clause (1) within 90 days of the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay any severance amount, if applicable.

2. Part Two, Section 4(c) of the Employment Agreement, pertaining to Employee’s incentive compensation, is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

C. Commencing in 2006, Employee shall be eligible for an incentive compensation bonus of up to fifty (50%) percent of Employee’s then-current annual rate of base salary. Employee’s incentive compensation bonus and timing of its payment will be in accordance with the Company’s practices for its executive officers; provided, however, that any incentive compensation bonus will not be paid later than the 15th day of the third month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture.

3. Part Two, Section 10 of the Employment Agreement, pertaining to Employee’s severance benefits on certain terminations of his employment, is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

10. Severance Benefits.

A. Severance Upon Involuntary Termination. If Employee is terminated by reason of an Involuntary Termination of Employee’s employment (other than a Termination for Cause) Employee will be entitled to the severance and welfare benefits described below in this Section 10.A., as follows:

(i) the Company will make a severance payment to Employee in an aggregate amount equal to the sum of twelve (12) months of the Employee’s then-current annual rate of base salary in monthly installments over a twelve (12) month period following the date of Employee’s Involuntary Termination; provided, however, that in no event will the amounts described in this Section 10.A.i. be paid later than the last day of the second taxable year of the Company following the taxable year in which the Employee’s Involuntary Termination occurs, and provided, however, that, to the extent the amounts described in this Section 10.A.i. exceed the amount specified in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A), such excess will be paid no later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs; and

(ii) subject to the conditions set forth in this Section 10.A.ii., the Company will make a payment to Employee equal to the incentive compensation bonus payable to Employee under the Company’s Incentive Compensation Plan or any bonus plan that has replaced such plan (the “ICP”) in respect of the year during which such Involuntary Termination occurred; provided, however, that such bonus amount (if any) shall:

(a) be pro-rated through the date of Employee’s Involuntary Termination (e.g., if the date of Involuntary Termination is June 30, the maximum amount payable under this Section would be 50% of the Employee’s incentive bonus otherwise payable under the ICP);

(b) be calculated as if Employee achieved 100% performance of his individual goals (if any) under the ICP in the year of his Involuntary Termination;

(c) be dependent and calculated based upon the Company’s achievement (if any) of its financial performance and/or other targets set forth for the ICP in the year of Employee’s Involuntary Termination;

(d) be paid (if paid) in a lump sum at such time as the Company shall make payments to other eligible employees under the ICP as if Employee were still employed with the Company on the date of payment; provided, however, that in no event will the amounts in this Section 10.A.ii. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

Notwithstanding the foregoing and for the avoidance of doubt, no payment shall be made to Employee under this Section 10.A.ii. if the Company fails to meet the minimum financial performance and/or other targets under the ICP in the year during which Employee is Involuntarily Terminated.

B. Severance after Change in Control. If Employee is terminated by reason of an Involuntary Termination of Employee’s employment (other than a Termination for Cause) in connection with or within six (6) months following a Change in Control, the Company will make a severance payment, payable in one lump sum within thirty days (30) days of the date of Employee’s Involuntary Termination, in an aggregate amount equal to:

(i) twelve (12) months of Employee’s then-current annual rate of base salary; and.

(ii) the maximum incentive compensation bonus payable to Employee under the ICP for the entire year in which the Involuntary Termination occurred. For the avoidance of doubt, such amount shall be calculated as if both Employee and the Company had achieved 100% of their respective goals and targets under the ICP in the year of his Involuntary Termination;

provided, however, that Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section 10.B. paid in approximately equal monthly installments over a twelve (12) month period following the date of Employee’s Involuntary Termination; provided further, however, that in no event will any amounts in this Section 10.B. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs

C. Option Vesting. Upon an Involuntary Termination (other than a Termination for Cause), whether or not in connection with a Change in Control, all previously granted, but unvested, options to purchase shares of the Company’s common stock, including the Options, shall vest and be immediately exercisable as of the date such Involuntary Termination.

D. Welfare Benefits. For a period of twelve (12) months following an Involuntary Termination (other than a Termination for Cause), whether or not in connection with a Change in Control, Employee (and his dependents, if otherwise eligible) shall be provided by the Company with the same health plan participation to which he was entitled as an employee of the Company immediately before his Involuntary Termination (excluding, however, any severance plan benefits). In the event that under applicable law or the terms of any relevant Employee Benefit Plan such participation, benefits and/or coverage cannot be provided under an existing Company Employee Benefit Plan, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits through private insurance acquired at the Company’s expense. To the maximum extent permitted by applicable law, any benefit coverage provided pursuant to this paragraph shall be in discharge of any obligations of the Company or any rights of Employee and his dependents under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA (“COBRA”) or any other legislation of similar import. Notwithstanding the foregoing, nothing in this Section 10.D. shall be construed to guarantee Employee life insurance or disability insurance after the date of Involuntary Termination.

E. Amendments in Connection with Section 409A. Notwithstanding anything to the contrary in this Section 10, the Company shall have the authority to amend this Agreement to the extent necessary to comply with Code Section 409A and the regulations issued pursuant thereto.

F. Release of Company. Receipt of severance and health benefits pursuant to this Section 10 shall be in lieu of all other amounts payable by the Company to Employee and in settlement and complete release of all claims Employee may have against the Company or its directors, officers, or shareholders, other than those arising out of the severance benefits due and payable under this Agreement and Employee’s rights under this Agreement. Employee acknowledges and agrees that execution of a general release of claims by Employee in a form reasonably acceptable to the Company shall be a condition precedent to the Company’s obligation to pay severance benefits hereunder.

4. Section references in the Employment Agreement shall be revised to reflect the amendments set forth in the preceding paragraphs of this Amendment.

5. Except as provided in the preceding paragraphs of this Amendment, the provisions of the Employment Agreement remain in full force and effect in accordance with their respective terms.

In Witness Whereof, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be duly executed under seal as of the date first above written.

QUADRAMED CORPORATION

By:	/s/ Keith B. Hagen	/s/ Steven V. Russell
	Keith B. Hagen	Steven V. Russell
Chief Executive Officer and President